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Exhibit 4.7

FORM 51-102F3
MATERIAL CHANGE REPORT
UNDER NATIONAL INSTRUMENT 51-102

Item 1    Name and Address of Company

Silver Wheaton Corp.
Suite 3150
666 Burrard Street
Vancouver, BC
V6C 2X8

Item 2    Date of Material Change

March 2, 2015

Item 3    News Release

News releases with respect to the material changes referred to in this report were disseminated on March 2, 2015 through the facilities of Marketwired and subsequently filed on SEDAR at www.sedar.com.

Item 4    Summary of Material Change

On March 2, 2015, Silver Wheaton Corp. ("Silver Wheaton" or the "Company") announced that its wholly-owned subsidiary, Silver Wheaton (Caymans) Ltd. ("Silver Wheaton Caymans"), has agreed to acquire from a subsidiary of Vale S.A. ("Vale") (NYSE:VALE) an amount of gold equal to 25% of the life of mine gold production from its Salobo mine, located in Brazil. This acquisition is in addition to the 25% of the Salobo gold production that Silver Wheaton acquired in 2013. The Company will pay Vale cash consideration of US$900 million for the increased gold stream. In addition, Silver Wheaton will make ongoing payments of the lesser of US$400 (subject to a 1% annual inflation adjustment commencing in 2017) and the prevailing market price for each ounce of gold delivered under the agreement. The original gold purchase agreement, dated February 28, 2013, has been amended to provide for the additional 25% stream.

In addition, on March 2, 2015 Silver Wheaton announced it has entered into an agreement with a syndicate of underwriters led by Scotia Capital Inc., pursuant to which they have agreed to purchase, on a bought deal basis, 38,930,000 common shares of Silver Wheaton at a price of US$20.55 per share (the "Offering"), for aggregate gross proceeds to Silver Wheaton of approximately US$800 million.

Item 5    Full Description of Material Change

TRANSACTION TERMS

Silver Wheaton Caymans has agreed to acquire from a subsidiary of Vale an additional 25% of the life of mine gold production from Vale's Salobo mine. Production will accrue retroactively to Silver Wheaton Caymans as of January 1, 2015.

Silver Wheaton Caymans will pay Vale cash consideration of US$900 million for the increased gold stream. In addition, Silver Wheaton Caymans will make ongoing payments of the lesser of US$400 (subject to a 1% annual inflation adjustment commencing in 2017 for the Salobo stream) and the prevailing market price, for each ounce of gold delivered under the agreement. The terms of the existing gold stream on Salobo were modified so that the annual inflation adjustment that was scheduled to start in 2016 will now start coincident with this stream in 2017.

Vale is in the process of ramping up mill throughput at the Salobo mine to 24 million tonnes per annum ("Mtpa"). If throughput capacity is expanded within a predetermined period, Silver Wheaton Caymans will be required to make an additional payment to Vale, relative to the 50% stream, based on a set fee schedule that now ranges from US$88 million if throughput is expanded beyond 28 Mtpa by January 1, 2036, up to US$720 million if throughput is expanded beyond 40 Mtpa by January 1, 2018.

FINANCING THE ACQUISITION

To pay the initial upfront cash payment of US$900 million, Silver Wheaton intends to use cash on hand together with the net proceeds of the Offering. Silver Wheaton may also use amounts borrowed under its existing revolving credit facility.

SILVER WHEATON ANNOUNCES NEW PRODUCTION GUIDANCE

Silver Wheaton is pleased to provide its updated one and five-year production guidance, which incorporates the additional 25% life of mine gold stream on the Salobo mine. In 2015, Silver Wheaton's estimated attributable silver equivalent production is forecast to be 43.5 million silver equivalent ounces(1), including 230,000 ounces of gold. In 2019, estimated annual attributable production is anticipated to increase over 40% compared to 2014 levels, growing to approximately 51 million silver equivalent ounces1, including 325,000 ounces of gold.

Mr. Neil Burns, Vice President of Technical Services of Silver Wheaton, is a "qualified person" as such term is defined under National Instrument 43-101, and has reviewed and approved the technical disclosure in this material change report announcing the above material changes, including information on mineral reserves and mineral resources.

US$800 MILLION BOUGHT DEAL FINANCING

On March 2, 2015, Silver Wheaton announced it has entered into an agreement with a syndicate of underwriters led by Scotia Capital Inc., pursuant to which they have agreed to purchase, on a bought deal basis, 38,930,000 common shares of Silver Wheaton at a price of US$20.55 per share, for aggregate gross proceeds to Silver Wheaton of approximately US$800 million. In addition, Silver Wheaton has agreed to grant to the underwriters an option to purchase up to an additional 5,839,500 common shares at a price of US$20.55 per share, on the same terms and conditions as the Offering, exercisable at any time, in whole or in part, until the date that is 30 days following the closing of the Offering. In the event that the option is exercised in its entirety, the aggregate gross proceeds of the Offering to Silver Wheaton will be approximately US$920 million.

The net proceeds of the Offering will be used to fund the Company's acquisition of an additional 25% gold stream from Vale's Salobo mine, located in Brazil.

The Offering is scheduled to close on or about March 17, 2015, and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Toronto Stock Exchange, the New York Stock Exchange and the securities regulatory authorities.

Item 6    Reliance on subsection 7.1(2) of National Instrument 51-102

N/A

Item 7    Omitted Information

N/A

Item 8    Executive Officer

For further information: please contact Patrick Drouin, Vice President, Investor Relations of Silver Wheaton at 1-800-380-8687 or info @silverwheaton.com.

Item 9    Date of Report

March 9, 2015

(1)
Silver equivalent production forecast assumes a gold/silver ratio of 72:1.

CAUTIONARY NOTE REGARDING FORWARD LOOKING-STATEMENTS

The information contained herein contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. Forward-looking statements, which are all statements other than statements of historical fact, include, but are not limited to, statements with respect to the Offering, including the terms, potential completion and expected closing date of the Offering and the intended use of proceeds of the Offering, future price of commodities, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production (including 2015 and 2019 attributable annual production), costs of production, reserve determination, reserve conversion rates, statements as to any future dividends, the ability to fund outstanding commitments and continue to acquire accretive precious metal stream interests and assessments of the impact and resolution of various legal and tax matters. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "projects", "intends", "anticipates" or "does not anticipate", or "believes", "potential", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Silver Wheaton to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: the Offering, closing of the Offering and any specific risks relating to the satisfaction of each party's obligations in accordance with the terms of the Amended Salobo Purchase Agreement disclosed in the amended and restated preliminary short form prospectus of Silver Wheaton dated March 3, 2015, fluctuations in the price of commodities; the absence of control over the mining operations from which Silver Wheaton purchases silver or gold (the "Mining Operations") and risks related to these Mining Operations including risks related to fluctuations in the price of the primary commodities mined at such operations, actual results of mining and exploration activities, environmental, economic and political risks of the jurisdictions in which the Mining Operations are located and changes in project parameters as plans continue to be refined, risks relating to having to rely on the accuracy of the public disclosure and other information Silver Wheaton receives from the owners and operators of the Mining Operations as the basis for its analyses, forecasts and assessments relating to its own business, differences in the interpretation or application of tax laws and regulations or accounting policies and rules and Silver Wheaton's interpretation of, or compliance with, tax laws and regulations or accounting policies and rules, is found to be incorrect, risks relating to production estimates from Mining Operations, credit and liquidity risks, hedging risk, competition in the mining industry, risks related to the Silver Wheaton's acquisition strategy, risks related to the market price of the Silver Wheaton's shares, risks related to Silver Wheaton's holding of long-term investments in other exploration and mining companies, risks related to the declaration, timing and payment of dividends, the ability of Silver Wheaton and the Mining Operations to retain key management employees or procure the services of skilled and experienced personnel, risks related to claims and legal proceedings against Silver Wheaton or the Mining Operations, risks relating to unknown defects and impairments, risks related to the adequacy of internal control over financial reporting, risks related to governmental regulations, including environmental regulations, risks related to international operations of Silver Wheaton and the Mining Operations, risks relating to exploration, development and operations at the Mining Operations, the ability of Silver Wheaton and the Mining Operations to obtain and maintain necessary permits, the ability of Silver Wheaton and the Mining Operations to comply with applicable laws, regulations and permitting requirements, lack of suitable infrastructure and employees to support the Mining Operations, uncertainty in the accuracy of mineral reserves and mineral resources estimates, production estimates from Mining Operations, inability to replace and expand mineral reserves, uncertainties related to title and indigenous rights with respect to the mineral properties of the Mining Operations, commodity price fluctuations, the ability of Silver Wheaton and the Mining Operations to obtain adequate financing, the ability of Mining Operations to complete permitting, construction, development and expansion, challenges related to global financial conditions, risks related to future sales or issuance of equity securities, as well as those factors discussed in the section entitled "Risk Factors" in the amended and restated preliminary short form prospectus of Silver Wheaton dated March 3, 2015 available on SEDAR at www.sedar.com and in the US preliminary prospectus of Silver Wheaton dated March 2, 2015 (the "US Prospectus") included in the Registration Statement on Form F-10 filed with the SEC. Forward-looking statements are based on assumptions management believes to be reasonable, including but not limited to: the closing of the Offering by Silver Wheaton, the satisfaction of each party's obligations in accordance with the terms of the Amended Salobo Purchase Agreement, the continued operation of the Mining Operations, no material adverse change in the market price of commodities, that the Mining Operations will operate and the mining projects will be completed in accordance with public statements and achieve their stated production estimates, the continuing ability to fund or obtain funding for outstanding commitments, the ability to source and obtain accretive precious metal stream interests, expectations regarding the resolution of legal and tax matters, that Silver Wheaton will be successful in challenging any reassessment by the Canada Revenue Agency, the estimate of the carrying value of the Precious Metal Purchase Agreements (as defined in the amended and restated preliminary short form prospectus of Silver Wheaton dated March 3, 2015) and such other assumptions and factors as set out herein. Although Silver Wheaton has attempted to identify important factors that could cause actual results, level of activity, performance or achievements to differ materially from those contained in forward-looking statements, there may be other factors that cause results, level of activity, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate and even if events or results described in the forward-looking statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, Silver Wheaton. Accordingly, readers should not place undue reliance on forward-looking statements and are cautioned that actual outcomes may vary. The forward-looking statements included herein for the purpose of providing investors with information to assist them in understanding Silver Wheaton's expected performance and may not be appropriate for other purposes. Any forward-looking statement speaks only as of the date on which it is made. Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

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  Exhibit 4.7
  Item 1 Name and Address of Company
  Item 2 Date of Material Change
  Item 3 News Release
  Item 4 Summary of Material Change
  Item 5 Full Description of Material Change
  Item 6 Reliance on subsection 7.1(2) of National Instrument 51-102
  Item 7 Omitted Information
  Item 8 Executive Officer
  Item 9 Date of Report